EXECUTION COPY

Ex 2.1

SHARE EXCHANGE AGREEMENT

by and among

TRIG ACQUISITION 1, INC.,

a Nevada Corporation,

GCT, INC.,

A Nevada Corporation,

GRILLED CHEESE, INC.,

a California S Corporation,

and

THE SHAREHOLDERS OF GRILLED CHEESE, INC.

Dated as of October 18, 2012

Execution Copy

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered into this 18th day of October, 2012 (the “Execution Date”), by and among TRIG ACQUISITION 1, INC., a Nevada Corporation (“TRIG”), GCT, INC., a Nevada Corporation (“TRIG SUB”, together with TRIG, collectively the “TRIG Entities”), GRILLED CHEESE, INC., a California S Corporation (“Grilled Cheese”), David Danhi, the majority shareholder of Grilled Cheese (“Danhi”) and Michele Grant, the minority shareholder of Grilled Cheese (“Grant”, together with Danhi, collectively, the “Grilled Cheese Shareholders”).

Premises

A.           This Agreement provides for the acquisition of Grilled Cheese whereby Grilled Cheese shall merge with TRIG SUB to become a wholly owned subsidiary of TRIG and in connection therewith, the issuance of a total of 5,120,000 shares of common stock, par value $0.001 per share, of TRIG (the “TRIG Common Stock”) to the Grilled Cheese Shareholders (the “Reorganization”).

B.           The Grilled Cheese Shareholders and the directors of TRIG have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in their best interests. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition and exchange of shares.

C.           Under the terms of this Agreement, TRIG SUB will assume all assets, operations and obligations of Grilled Cheese and will remain a wholly owned subsidiary of TRIG.

D.           Prior to the date hereof, Grant made loans to Grilled Cheese in the aggregate principal amount of $41,000 (collectively, the “Loan”). No interest has or will accrue on the Loan. It is the intention of the parties that prior to the completion of the purchase provided for in this Agreement, the books and records of Grilled Cheese shall be audited and the amount of the Loan shall be verified. Should the audit determine that the actual principal amount of the Loan is more or less than $41,000, the parties agree to treat the Loan as being the amount determined by the audit. This Agreement provides that the Loan will be repaid at the time of the Reorganization.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES OF

TRIG and trig sub

As an inducement to and to obtain the reliance of Grilled Cheese, TRIG and TRIG SUB represent and warrant as follows:

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Section 1.1          Organization.

(a)          TRIG is a corporation duly organized, and validly existing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of TRIG’s articles of incorporation or bylaws. TRIG has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

(b)          TRIG SUB is a corporation duly organized, and validly existing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of TRIG SUB’s articles of incorporation or bylaws. TRIG SUB has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2           Capitalization. The authorized capitalization of TRIG consists of 100,000,000 shares, $0.001 par value per share (the “Shares”), and 10,000,000 shares of preferred stock (the “Preferred Shares”) at par value $0.001 per share, of which 1,000,000 is designated as Series A preferred stock (the “Series A Preferred Stock”). Upon the issuance of 5,120,000 shares of TRIG Common Stock to the Grilled Cheese Shareholders, as contemplated hereunder, TRIG will have outstanding 8,442,500 shares of its Common Stock. The 845,000 shares of TRIG Common Stock to be issued to Grant constitute more than ten percent of the shares of TRIG Common Stock that will be outstanding on the Closing Date. No Preferred Stock has been issued or is outstanding.

Section 1.3           Approval of Agreement. The directors of TRIG and TRIG SUB have authorized the execution and delivery of the Agreement hereby and have approved the transactions contemplated hereby on behalf of the TRIG Entities.

Section 1.4           No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which the TRIG Entities are a party or to which any of their properties or operations are subject.

Section 1.5           Information. The information concerning the TRIG Entities as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

OF GRILLED CHEESE AND THE GRILLED CHEESE SHAREHOLDERS

As an inducement to, and to obtain the reliance of TRIG, Grilled Cheese and the Grilled Cheese Shareholders, jointly and severally, represent and warrant as follows:

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Section 2.1           Organization. Grilled Cheese is an S Corporation duly organized, validly existing and in good standing under the laws of California and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Grilled Cheese’s operating agreement or other governing documents. Grilled Cheese has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2           No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Grilled Cheese is a party or to which any of its properties or operations are subject.

Section 2.3           Approval of Agreement. The Grilled Cheese Shareholders have authorized the execution and delivery of the Agreement and have approved the transactions contemplated hereby.

Section 2.4           Information. The information concerning Grilled Cheese as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.5           Lawful Owner. The Grilled Cheese Shareholders are the lawful owners of their respective shares in Grilled Cheese (the “Grilled Cheese Shares”) and have the power to transfer and deliver the Grilled Cheese Shares in accordance with the terms of this Agreement. The delivery of documentation evidencing the transfer of the Grilled Cheese Shares pursuant to the provisions of this Agreement will transfer to TRIG good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

Section 2.6           The Grilled Cheese Interests. The Grilled Cheese Shareholders are David Danhi, who holds a total of 51% of Grilled Cheese Shares, and Michele Grant, who holds a total of 49% of Grilled Cheese Shares.

Section 2.7           No Encumbrances. The Grilled Cheese Shareholders have not encumbered or mortgaged any right or interest in its Grilled Cheese Shares.

Section 2.8           Acquisition of TRIG Common Stock for Investment

(a)          The Grilled Cheese Shareholders are acquiring the TRIG Common Stock for investment for the Grilled Cheese Shareholders’ own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each the Grilled Cheese Shareholders have no present intention of selling, granting any participation in, or otherwise distributing the same. The Grilled Cheese Shareholders further represent that they do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the TRIG Common Stock.

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(b)          The Grilled Cheese Shareholders represent and warrant that each of them: (i) can bear the economic risk of his or her respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in TRIG and its securities.

(c)          The Grilled Cheese Shareholders, who are each a “U.S. Person” as defined in Rule 902(k) of Regulation S, understand that the TRIG Common Stock are not registered under the Securities Act of 1933, as amended (the “Securities Act”) and that the issuance thereof to the Grilled Cheese Shareholders are intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”). The Grilled Cheese Shareholders represent and warrant that each of them is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Grilled Cheese Shareholders otherwise meet the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). The Grilled Cheese Shareholders agree to provide documentation to TRIG prior to Closing as may be requested by TRIG to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the TRIG Common Stock issued to such Grilled Cheese Shareholders shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT of 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(d)          The Grilled Cheese Shareholders acknowledge that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)          The Grilled Cheese Shareholders acknowledge that they have carefully reviewed such information as they have deemed necessary to evaluate an investment in TRIG and its securities, and with respect to the Grilled Cheese Shareholders, that all information required to be disclosed to such Grilled Cheese Shareholders under Regulation D have been furnished to such Grilled Cheese Shareholder by TRIG. To the full satisfaction of the Grilled Cheese Shareholders, they have been furnished all materials that he has requested relating to TRIG and the issuance of the TRIG Common Stock hereunder, and the Grilled Cheese Shareholders have been afforded the opportunity to ask questions of TRIG representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Grilled Cheese Shareholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of TRIG set forth in this Agreement, on which the Grilled Cheese Shareholders have relied in making an exchange of their respective Grilled Cheese Shares for the TRIG Common Stock.

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(f)          The Grilled Cheese Shareholders understand that the TRIG Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the TRIG Common Stock or any available exemption from registration under the Securities Act, the TRIG Common Stock may have to be held indefinitely. The Grilled Cheese Shareholders further acknowledge that the TRIG Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, TRIG compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(g)          The Grilled Cheese Shareholders agree that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Grilled Cheese Shareholders under this Section 2.8 shall survive the Closing.

Section 2.9           Subsidiaries.         Grilled Cheese does not have any subsidiaries.

Section 2.10         Capital Structure

(a)          The only authorized, issued and outstanding capital stock (the “Grilled Cheese Stock”) or other equity interests of Grilled Cheese as well as any other securities (including debt securities) of Grilled Cheese are the 200 shares of Grilled Cheese common stock owned by the Grilled Cheese Shareholders. All outstanding shares of capital stock of Grilled Cheese have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares are free and clear of all liens, charges, encumbrances, claims and options of any nature. None of the outstanding securities of Grilled Cheese has been issued in violation of any foreign, federal or state securities Laws.

(b)          There are no options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements pursuant to which Grilled Cheese is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of Grilled Cheese Stock or any other securities of Grilled Cheese.

(c)          There are not, as of the date hereof, and there will not be as of the date of this Agreement, any stockholder agreements, voting trusts or other agreements or understandings to which Grilled Cheese is a party or by which it is bound relating to the voting of any Grilled Cheese Stock.

Section 2.11         Authority; No Violations; Consents and Approvals.

(a)          Grilled Cheese has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each of the agreements required to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Grilled Cheese. This Agreement and each of the agreements required to be executed in connection herewith have been duly executed and delivered by Grilled Cheese and constitutes a valid and binding obligation of Grilled Cheese enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

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(b)          The execution and delivery of this Agreement by Grilled Cheese does not, and the consummation by Grilled Cheese of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Grilled Cheese or any of its respective Subsidiaries under any provision of (A) the Certificate of Incorporation or Bylaws of Grilled Cheese or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan (other than the Loan) or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, instrument, permit, concession, clearance, approval, franchise or license applicable to Grilled Cheese, except where such violation, breach or default would not reasonably be expected to have a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) (“Material Adverse Effect”) on Grilled Cheese or the results of the operations of Grilled Cheese on Grilled Cheese or (C) any foreign, federal, state or local order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Entity (as defined herein) (each, a “Law” and collectively, the “Laws”) applicable to Grilled Cheese or any of its respective properties or assets.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”), is required by, or with respect to, Grilled Cheese in connection with the execution and delivery of this Agreement by Grilled Cheese or the consummation by Grilled Cheese of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on Grilled Cheese, except for: (A) the filing of the Grilled Cheese Certificate of Merger; (B) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or (C) such filings as may be required in any jurisdiction where Grilled Cheese is qualified or authorized to do business as a foreign corporation in order to maintains such qualification or authorization.

Section 2.12         Financial Statements. Grilled Cheese has previously delivered to TRIG Grilled Cheese’s audited financial statements as of and for the year ended December 31, 2011 and 2010 and unaudited financial statements as of and for the period ended June 30, 2012 (the “Grilled Cheese Financial Statements”). Grilled Cheese has made or will make available to TRIG true, correct and complete copies of the Grilled Cheese Financial Statements for inclusion in the current report on Form 8-K filed within four business days after the execution of this Agreement (the “Form 8-K”). The Grilled Cheese Financial Statements: (i) in all material respects accurately reflect or will reflect Grilled Cheese’s books and records as of the times and for the periods referred to therein, (ii) to Grilled Cheese’s knowledge, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of Grilled Cheese’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Form 8-K, comply or will comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the Securities and Exchange Commission (the “SEC”).

Section 2.13           Broker Fees. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Grilled Cheese.

Section 2.14           Books and Records. All of the books and records of Grilled Cheese are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Grilled Cheese are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Grilled Cheese or its accountants (including all means of access thereto and therefrom).

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Section 2.15          Bankruptcy. Grilled Cheese has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

Section 2.16          Foreign Corrupt Practices. Neither Grilled Cheese nor any director, officer, agent, employee or other person has, in the course of its actions for, or acting on behalf of, Grilled Cheese (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE III

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1           Delivery of the Grilled Cheese Shares. On the Closing Date, the Grilled Cheese Shareholders shall deliver certificates or other documents evidencing the Grilled Cheese Shares, duly endorsed in blank or with executed power attached thereto in transferable. On the Closing Date, all Grilled Cheese Shares shall be transferred to TRIG, so that Grilled Cheese shall become a wholly-owned subsidiary of TRIG.

Section 3.2           Issuance/Delivery of the TRIG Common Stock and other Consideration. In exchange for TRIG acquiring all of the Grilled Cheese Shares pursuant to Section 3.1, TRIG shall issue and deliver:

(a)          a total of 4,275,000 TRIG Common Stock to Danhi,

(b)          a total of 845,000 TRIG Common Stock to Grant,

(c)          $500,000 cash to Grant, and

(d)          $41,000 cash to Grant to repay the loan referenced in Premises D above.

Section 3.3           Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of Grilled Cheese and TRIG shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.4           Reorganization.

(a)          Immediately prior to the Reorganization, upon the terms and conditions of this Agreement and in accordance with the Nevada Revised Statues (the “NRS”), Grilled Cheese shall be merged with and into TRIG SUB at the Closing (as hereinafter defined). Upon consummation of the Reorganization, the separate existence of Grilled Cheese shall thereupon cease and TRIG SUB shall continue its corporate existence under the laws of the State of Nevada, will assume all assets, operations and obligations of Grilled Cheese and will remain a wholly owned subsidiary of TRIG. After the Reorganization, TRIG shall amend its Articles of Incorporation to change its name to The Grilled Cheese Truck, Inc.

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(b)          As a result of the Reorganization at the Closing, all of the issued and outstanding Grilled Cheese Stock shall be exchanged into 5,120,000 TRIG Common Stock. All Grilled Cheese Stock shall, by virtue of the Reorganization and without any action on the part of the holders of the Grilled Cheese Stock, be automatically cancelled and shall cease to exist, and each holder of Grilled Cheese Stock shall cease to have any rights with respect thereto, except the right to receive the TRIG Common Stock, as the case may be. From and after the Closing, any certificate representing the Grilled Cheese Stock shall be deemed for all purposes to represent TRIG Common Stock, into which such shares of Grilled Cheese Stock were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate. As a result of the Reorganization, all of the common stock of Grilled Cheese shall be converted into common stock of TRIG SUB with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the TRIG SUB following the Closing (as defined in Section 3.5(a) hereof).

(c)           Fractional Shares. No certificates or scrip representing fractional shares of TRIG Common Stock to acquire fractional shares of TRIG Common Stock or book-entry credit of the same shall be issued in exchange for the Grilled Cheese Stock. Each holder of Grilled Cheese Stock who receives any portion of the TRIG Common Stock who would otherwise have been entitled to receive a fraction of a share of TRIG Common Stock to acquire a fraction of a share of TRIG Common Stock shall have such fractional interest rounded up to the nearest whole number.

(d)           No Liability. None of the parties shall be liable to any holder of Grilled Cheese Stock for such TRIG Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)          From and after the Closing, TRIG SUB shall possess all properties, rights, privileges, powers and franchises of Grilled Cheese and TRIG SUB and all of the claims, obligations, liabilities, debts and duties of Grilled Cheese and TRIG SUB shall become the claims, obligations, liabilities, debts and duties of the TRIG SUB.

Section 3.5          Closing; Effect

(a)          The closing of the Reorganization (the “Closing”) shall take place on the fifth business day after satisfaction (or waiver in accordance with this Agreement) of all the conditions set forth in Article VI, at the offices of TRIG, unless another date, time or place is agreed to by the parties.

(b)          Subject to the terms and conditions hereof, concurrently with the Closing, the parties shall cause the Reorganization to be consummated by filing with the Secretary of State of the State of Nevada (the “NV Secretary of State”) and with the Secretary of State of the State of California (the “CA Secretary of State”), respectively, a certificate of merger for the Reorganization (the “Grilled Cheese Certificates of Merger”) executed in accordance with the relevant provisions of the California Corporations Code (the “CCC”) and NRS and shall make all other filings or recordings required under the CCC and NRS in order to effect the Reorganization. The Reorganization shall become effective immediately upon the filing of the respective Grilled Cheese Certificates of Merger or at such time thereafter as is provided in the Grilled Cheese Certificates of Merger.

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Section 3.6           Directors and Officers. In connection with the Reorganization, Danhi will be appointed as a Director of TRIG and of TRIG SUB, respectively, each of who’s Board’s shall consist of 5 individuals after the Reorganization, and will be appointed the Chief Executive Officer of TRIG and TRIG SUB, respectively. At that time, Mr. Cervantes shall resign his position as Chief Executive Officer of TRIG and TRIG SUB, respectively, and Grant shall resign her position as Chief Financial Officer of Grilled Cheese.

Section 3.7           Certain Adjustments to Capitalization. If, between the date of this Agreement and the Closing, the outstanding TRIG Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares or a stock dividend or dividend payable in any other securities is declared effective with a record date within such period, or any similar event occurs, the TRIG Common Stock shall be appropriately adjusted to provide to the Grilled Cheese Shareholders the same economic effect as contemplated by this Agreement prior to such event.

Section 3.8           Tax-Free Reorganization. The Reorganization is intended to be a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Reorganization as a tax-free transaction for federal income tax purposes. The Parties agree to report the Reorganization as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE IV

SPECIAL COVENANTS

Section 4.1           Availability of Rule 144. The TRIG shareholders holding “restricted securities”, as that term is defined in Rule 144 of the 1933 Securities Act will remain as “restricted securities” after the Closing Date. TRIG is under no obligation to register such shares under the Securities Act, or otherwise. The shareholders of TRIG holding restricted securities of TRIG as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 4.1 shall survive the Closing Date.

Section 4.2           Special Covenants and Representations Regarding the TRIG Common Stock to be issued in the Exchange. The consummation of this Agreement, including the issuance of the TRIG Common Stock to the Grilled Cheese Shareholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Grilled Cheese Shareholders acquired such securities.

ARTICLE V

LEGAL OBLIGATIONS

Section 5.1.           Legal Conditions to Reorganization. Except as otherwise provided herein, each of Grilled Cheese and TRIG will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Reorganization and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Reorganization. Each of Grilled Cheese and TRIG will, and will cause their respective subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or non-opposition by, any Governmental Entity or court required to be obtained or made by Grilled Cheese, TRIG or any of their subsidiaries in connection with the Reorganization or the taking of any action contemplated thereby or by this Agreement.

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Section 5.2.        Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person (other than a party) or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend themselves against and respond thereto.

Section 5.3.        Public Announcements, Regulation FD and Other Obligations.

(a)          On or after the Execution Date, TRIG and Grilled Cheese will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including those as may be required by SEC rules and regulations, applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system. After the Closing Date, TRIG may make public statements without the consent of Grilled Cheese.

(b)          Any information concerning Grilled Cheese disclosed to TRIG or its subsidiaries or their respective affiliates or representatives or any information concerning TRIG or its subsidiaries or their respective affiliates or representatives disclosed to Grilled Cheese, which has not been publicly disclosed, shall be kept strictly confidential by the parties hereto and shall not be disclosed or used by the recipients until publicly disclosed by the party to which such information relates; provided, however, that the foregoing provision shall not prohibit disclosures by any party of information that (i) was in the possession of a party prior to the date hereof, provided that such information is not known by such party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Section 5.3 or (iii) a party is required to disclose by law, including in connection with a proceeding or in connection with the payment of taxes. Each party hereto hereby agrees that no public announcements concerning the terms of this Agreement or the transactions contemplated thereunder shall be made without the mutual consent of the parties, not to be unreasonably withheld. Notwithstanding the foregoing, TRIG shall be entitled to issue a press release announcing the execution of this Agreement and the transactions contemplated hereunder once the Closing occurs. Notwithstanding the foregoing, nothing contained in this Section shall limit or restrict Grant from utilizing any such confidential information of Grilled Cheese in any business she may operate or in which she may participate.

(c)          Grant represents and agrees that until a public announcement is made by TRIG or judicial process, Grant will keep the fact, terms and amount paid pursuant to this Agreement completely confidential and will not disclose any information concerning the fact, the amount, or the specific provisions of this Agreement to anyone, except to Grant's family, attorneys, tax advisors, and others providing either professional legal or financial advice, all of whom must first agree to be bound by this confidentiality provision.

(d)          Effective starting May 3, 2012, each of Danhi and Grant agrees that such party will not make any negative or disparaging statements, either publicly or privately (including statements to employees of Grilled Cheese, TRIG and TRIG Sub), about any other party hereto, the acquisition of Grilled Cheese by TRIG or the transition of such ownership to TRIG.

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(e)           Danhi and Grant each agrees that it would be extremely difficult, if not impossible, to measure and quantify the damages which would be caused in the event of a violation of any of the provisions of Section 5.3(d). Consequently, Danhi and Grant each agrees that in the event that such party should violate any of the provisions of Section 5.3(d), there shall be a liquidated damage paid to the other for each such violation of $10,000 with the aggregate liability of either party to the other party for all such violations not to exceed $50,000. In the event of a claimed violation, no liquidated damages shall be due until the party (Danhi or Grant) alleging a violation has provided documentary evidence of such violation.

Section 5.4.          Other Actions. Except as contemplated by this Agreement, neither TRIG nor Grilled Cheese shall, and shall not permit any of its subsidiaries to, take or agree or commit to take any action that is likely to result in any of its respective representations or warranties in this document being untrue or in any of the conditions to the Reorganization set forth in Article VI not being satisfied.

Section 5.5.          Reservation of Common Shares. TRIG shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its respective authorized but unissued shares of TRIG Common Stock for the purpose of enabling it to satisfy any obligation to issue shares of TRIG Common Stock. TRIG or, if appointed, any transfer agent for the TRIG Common Stock (the “Transfer Agent”), will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. TRIG shall keep a copy of this Agreement on file with any such Transfer Agent. TRIG will supply any such Transfer Agent with duly executed certificates for such purposes. TRIG will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto. TRIG covenants that all TRIG Common Stock will be validly authorized an issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Section 5.6.           Blue Sky Laws. TRIG shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the TRIG Common Stock in connection with this Agreement. The Grilled Cheese Shareholders are both California residents.

ARTICLE VI

CLOSING DOCUMENTS AND CONDITIONS

Section 6.1.           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Reorganization and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:

(a)          Requisite Regulatory Approvals and Consents. All authorizations, approvals and permits required to be obtained from or made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement, and all consents from third persons that are required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(b)          No Law. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Reorganization illegal or otherwise preventing or prohibiting consummation of the Reorganization.

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(c)          Registration or Exemption. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the TRIG Common Stock to be issued in the Reorganization shall have been obtained and shall be in effect. It shall be TRIG’s obligation to obtain such permits and authorizations.

Section 6.2.          Conditions to Obligation of TRIG and its Subsidiaries. The obligations of TRIG and its subsidiaries to consummate the Reorganization are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Grilled Cheese set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Agreements and Covenants. Grilled Cheese shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          Officer Certificate. Grilled Cheese shall have delivered to TRIG a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of Grilled Cheese, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(e) and 6.2(f).

(d)          Secretary’s Certificate. Grilled Cheese shall have delivered to TRIG a true copy of the resolutions of Grilled Cheese authorizing the execution of this Agreement and the consummation of the Reorganization and transactions contemplated herein, signed by all of members of the Board of Directors of Grilled Cheese and certified by the Secretary of Grilled Cheese or similar officer.

(e)          Grilled Cheese Financial Statements. Grilled Cheese shall have provided audited and unaudited financial statements, as referenced in Section 2.12 hereof, of Grilled Cheese as may be required for the Form 8-K.

(f)          Resignation. On or prior to the Closing Date, Grant shall have resigned from her position as Chief Financial Officer of Grilled Cheese.

(g)          Lock-up. Both Danhi and Grant hereby agree that, for a period of one year from the Closing Date, they shall not, directly or indirectly, offer, sell, agree to sell, grant any option with respect to, pledge or otherwise dispose of all or any portion the TRIG Common Stock received pursuant to the Reorganization. Commencing with year two, (i) Danhi and Grant each agrees not to sell more than 1,425,000 shares of his or her TRIG Common Stock in any one year, and (ii) TRIG will cooperate with any request by Danhi or Grant to remove the “restricted” legend on their stock after one year, including providing a legal opinion if necessary, to the extent permitted by Rule 144 and this subsection (g).

Section 6.3.          Conditions to Obligation of Grilled Cheese. The obligations of Grilled Cheese to consummate the Reorganization are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

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(a)          Representations and Warranties. Each of the representations and warranties of TRIG and its subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Agreements and Covenants. TRIG and each of its subsidiaries shall have performed in all material respects all of their respective obligations and complied with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)           Officer Certificate. TRIG and TRIG SUB shall each have delivered to Grilled Cheese a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of TRIG, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b), 6.3(e) and 6.3(f). In addition, TRIG shall have delivered to Grant a certificate, dated the Closing Date, signed by the chief financial officer of TRIG, certifying in such capacity the solvency of TRIG prior to, and following completion of, the Closing.

(d)          Secretary’s Certificate. TRIG shall have delivered to Grilled Cheese a true copy of the resolutions of TRIG and TRIG SUB authorizing the execution of this Agreement and the consummation of the Reorganization and transactions contemplated herein, certified by the Secretary of TRIG or similar officer. In addition, TRIG shall have delivered to Grilled Cheese and the Grilled Cheese Shareholders a true copy of the resolutions of the stockholders of TRIG SUB authorizing the consummation of the Reorganization.

(e)          TRIG and Subsidiary Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement with respect to TRIG or any subsidiary.

(f)          Election and Resignation of Directors and Officers. Evidence of the election of David Danhi as both a director and the Chief Executive Officer of TRIG and TRIG SUB, respectively, effective as of the Closing. Further, evidence of the resignation of AJ Cervantes as the Chief Executive Officer of TRIG and TRIG SUB.

(g)          TRIG shall have delivered, pursuant to and in accordance with the terms of this Agreement, (i) 4,275,000 shares of TRIG Common Stock to Danhi and (ii) 845,000 shares of TRIG Common Stock and $500,000 cash to Grant.

Section 6.4           Release and Indemnification.

(a)          Indemnification of TRIG, TRIG SUB and Grilled Cheese.

(i)          Subject to the limitations set forth herein, the Grilled Cheese Shareholders will, jointly and severally, indemnify and hold TRIG, TRIG SUB and its affiliates, directors, officers, shareholders, representatives, employees and agents harmless from and against any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, (individually a “Loss,” and collectively, “Losses”), that any of TRIG, TRIG SUB and its affiliates, directors, officers, shareholders, representatives, employees and agents may suffer or incur as a result of or relating to:

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(A)         the breach of any representation or warranty made by Grilled Cheese or the Grilled Cheese Shareholders under this Agreement or by Grilled Cheese in any Grilled Cheese documents or other instrument delivered pursuant hereto or thereto; and

(B)         the breach of any covenant or agreement made by Grilled Cheese or the Grilled Cheese Shareholders under this Agreement or by Grilled Cheese in any Grilled Cheese documents or other instrument delivered pursuant hereto or thereto (other than Grilled Cheese’s covenants or agreements to be performed after the Closing).

(C)         Notwithstanding the foregoing, Grant shall have no liability for any breach of any covenant, agreement or warranty by Grilled Cheese or Danhi which occurred or arose after May 3, 2012.

(ii)          Indemnification of the Grilled Cheese Shareholders. TRIG and TRIG SUB agrees to indemnify the Grilled Cheese Shareholders and hold harmless from and against and with respect to, and shall reimburse the Grilled Cheese Shareholders for any and all Losses resulting from:

(A)         the breach of any representation or warranty made by TRIG and TRIG SUB in this Agreement or any other document delivered pursuant hereto or thereto; and

(B)         the breach of any covenant or agreement made by TRIG and TRIG SUB in this Agreement or any other document pursuant hereto or thereto.

(b)          Releases.

(i)           Except for the obligations created hereunder, on the Closing Date, each of Grilled Cheese, TRIG and TRIG SUB, for itself and its successors and assigns, forever releases, relieves and discharges Grant, and Grant’s successors, assigns, attorneys, employees, agents and representatives, from any and all claims, demands, actions, cause or causes of action, suits, debts, sums of money, controversies, damages, obligations and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, vested or contingent, and whether or not concealed or hidden, in law, equity or otherwise, that have existed or may have existed, or that do exist on or before May 3, 2012 relating to or arising out of the daily operations of the Grilled Cheese, including those related to its personnel, truck or kitchen.

(ii)          Except for the obligations created hereunder, each of Grant, Danhi, TRIG, TRIG SUB, and Grilled Cheese, for herself, himself or itself and each of his or her or its heirs, successors and assigns, forever releases, relieves and discharges each other and each of its successors, assigns, attorneys, employees, agents and representatives, from any and all claims, demands, actions, cause or causes of action, suits, debts, sums of money, controversies, damages, obligations and liabilities of every kind and nature, whether known or unknown, suspected or unsuspected, vested or contingent, and whether or not concealed or hidden, in law, equity or otherwise, that have existed or may have existed, or that do exist as of the Execution Date, including but not limited to the business or operations of Grilled Cheese or Grant’s stock ownership in or employment by Grilled Cheese, provided that the release from and to Grant shall be as of July 20, 2012.

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(iii)        TRIG, TRIG SUB, Danhi and Grant each acknowledges and agrees that the facts in respect to which this release is given may turn out to be other than or different than expected, and expressly, knowingly and voluntarily waives any and all benefits and rights granted pursuant to Section 1542 of the Civil Code of the State of California with which section it is familiar and which section reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor."

(iv)        TRIG, TRIG SUB, Danhi and Grant understand and realize that there may exist at this time claims herein released, the nature of which has not yet been discovered. It is expressly understood and agreed that the possibility that such claims exist has been explicitly taken into account in determining the consideration to be given for this release and that a portion of that consideration, having been bargained for in full knowledge of the possibility of such unknown claims, was given in exchange for this release.

(v)         TRIG, TRIG SUB, Danhi and Grant represent and warrant that no claim or right that is released or dismissed under this Agreement has been transferred, hypothecated, assigned or given away by that party.

ARTICLE VII

MISCELLANEOUS

Section 7.1           Brokers and Finders. Other than compensation payable by TRIG to Grandview Capital Partners, Inc. ("Grandview"), a Florida corporation operating as an office of supervisory jurisdiction at c/o Grandview Capital Partners, Inc., 300 South Pine Island Road, Suite 240 Plantation, FL 33324, registered under the name Blackwall Capital Markets, Inc., a broker dealer that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Investor Protection Corporation and registered with the SEC, in connection with a financing, each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement.

Section 7.2           Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, United States of America.

Section 7.3           Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Grilled Cheese:	David Danhi
2615 190th Street, Suite 221
Redondo Beach, California 90278
Attn: Chief Executive Officer

and

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Michele Grant
2607 South Holt Avenue
Los Angeles, California 90034
Attn: Chief Financial Officer

If to TRIG:	TRIG Acquisition 1, Inc.
641 Lexington Avenue, Suite 1526
New York, New York 10022
Attn: AJ Cervantes

With a copy to (which shall not constitute notice):
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07728
Attn: Gregg E. Jaclin, Esq.

If to TRIG SUB:	GCT, Inc.
641 Lexington Avenue, Suite 1526
New York, New York 10022
Attn: AJ Cervantes

If to David Danhi:	David Danhi
2615 190th Street, Suite 221
Redondo Beach, California 90278

If to Michele Grant:	Michele Grant
2607 South Holt Avenue
Los Angeles, California 90034

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 7.4           Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto. This Agreement supersedes and replaces in its entirety the Stock Purchase Agreement dated July 20, 2012 between and among TRIG, Grilled Cheese, Grand and Danhi.

Section 7.5           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.6            Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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Section 7.7           Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 7.8           Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.9           Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.10         Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.11         Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement.

Section 7.12         Termination. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Closing by mutual written consent of all parties hereto.

Section 7.13         Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of three months from the Closing Date, except for those related to taxes, which shall survive as long as the applicable statute of limitations.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

TRIG ACQUISITION 1, INC.

By:	/s/ AJ Cervantes
Name:	AJ Cervantes
Title:	Chief Executive Officer

GCT, INC.

By:	/s/ AJ Cervantes
Name:	AJ Cervantes
Title:	Chief Executive Officer

GRILLED CHEESE, iNC.

By:	/s/ David Danhi
Name:	David Danhi
Title:	Chief Executive Officer

By:	/s/ Michele Grant
Name:	Michele Grant
Title:	Chief Financial Officer

SHAREHOLDERS OF GRILLED CHEESE, INC.

By:	/s/ David Danhi
Name:	David Danhi

By:	/s/ Michele Grant
Name:	Michele Grant